BlackRock Funds (the "Registrant"): BlackRock Advantage International Fund, BlackRock Advantage Large Cap Growth Fund, BlackRock High Equity Income Fund and BlackRock International Dividend Fund (each, a "Fund")
77Q1(e):
Copies of any new or amended Registrant investment advisory contracts
Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of Amendment No. 2 to Addendum No. 5 to the Investment Advisory Agreement between BlackRock Funds and BlackRock Advisors, LLC with respect to each Fund.


BLACKROCK FUNDS

Amendment No. 2 to Addendum No. 5 to the Investment Advisory
Agreement
      This
Amendment dated as of the 12th day of June, 2017 is entered into by and between BLACKROCK FUNDS, a Massachusetts business trust (the "Fund") and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), and is effective as of the date hereof.
      WHEREAS, the Fund and the Adviser desire to amend the original Addendum No. 5 (the "Addendum") to the Advisory Agreement (as defined below), made June 1, 2011, as amended by Amendment to Addendum No. 5 to the Advisory Agreement, made October 1, 2015 with respect to BlackRock High Equity Income
Fund (formerly known as BlackRock U.S. Opportunities Portfolio) and as further amended to the date hereof, in order to reflect the provisions set forth herein, only with respect to BlackRock Advantage Large Cap Growth Fund (formerly known as BlackRock Flexible Equity Fund), BlackRock High Equity Income Fund, BlackRock Advantage International Fund (formerly known as BlackRock Global Opportunities Portfolio) and BlackRock International Dividend Fund (formerly known as BlackRock International Opportunities Portfolio) (together, the "Portfolios" and each, a "Portfolio"); and
      WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of September 29, 2006
(the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and
      WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and
      WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund previously notified the Adviser that it established each Portfolio, and that it desired to retain the Adviser to act as the investment adviser therefore, and the Adviser notified the Fund that it is willing to serve as investment adviser to each Portfolio; and
      WHEREAS, the Fund and the Adviser entered into the Addendum, with respect to the Portfolios and other series of the Fund; and
      WHEREAS, the Fund and the Adviser desire to amend the Addendum, only with respect to the Portfolios; and
      WHEREAS, except as amended hereby, all the terms of the Addendum shall remain in full force and effect;
      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend and modify the Addendum as follows:
1.  Compensation.
The Adviser shall receive annual compensation from the Fund on behalf of each Portfolio for the services provided and the expenses assumed pursuant to the Advisory Agreement computed daily and payable monthly, as a percentage of each Portfolio's average daily net assets, and calculated as follows:

Portfolio
Average Daily Net Assets
Management
Fee Rate

BlackRock Advantage Large Cap Growth Fund.
First $1 billion............... 0.57%

$1 billion - $3 billion......0.54%

$3 billion - $5 billion......0.51%

$5 billion - $10 billion.....0.50%

Greater than $10 billion...0.48%

BlackRock High Equity Income Fund..........
First $1 billion............... 0.81%

$1 billion - $3 billion......0.76%

$3 billion - $5 billion......0.73%

$5 billion - $10 billion.....0.70%

Greater than $10 billion...0.68%

BlackRock Advantage International Fund.....
First $1 billion............... 0.59%

$1 billion - $3 billion......0.55%

$3 billion - $5 billion......0.53%

$5 billion - $10 billion.....0.51%

Greater than $10 billion...0.50%

BlackRock International Dividend Fund..
First $1 billion............... 0.79%

$1 billion - $3 billion......0.74%

$3 billion - $5 billion......0.71%

$5 billion - $10 billion.....0.69%

Greater than $10 billion...0.67%

2. Miscellaneous. Except to the extent supplemented hereby, the Addendum shall remain unchanged and in full force and effect.
3.  Release.  "BlackRock Funds" and "Trustees of BlackRock
Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.
[End of Text]


      IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 2 to Addendum No. 5 to the Advisory Agreement to
be executed by their officers designated below as of the day and year first above written.
BLACKROCK FUNDS
By:  /s/ John Perlowski__________
Name: John Perlowski
Title: President and Chief
Executive Officer
BLACKROCK ADVISORS, LLC
By:  /s/ Neal J. Andrews__________
Name: Neal J. Andrews
Title: Managing Director